SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

THE READER’S DIGEST ASSOCIATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set for the amount on which the filing fee is calculated and state how it was determined):

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Talking Points

What is happening?

•	RDA has signed a definitive agreement to be acquired by a group headed by Ripplewood Holdings LLC, a prominent member of the private equity community.

•	After looking closely at our company’s assets and prospects for growth, Ripplewood offered to purchase the company for $17 per share, a premium above the trading price of recent years, and our Board of Directors accepted this offer. Senior management agreed as well.

•	The details of the agreement will be spelled out in a special proxy statement to be provided to all shareholders, who will have the opportunity to vote on the proposed transaction. Ripplewood’s offer is subject to approval of the holders of a majority of the company’s common stock, as well as regulatory clearance and satisfaction of closing terms.

Who is Ripplewood Holdings LLC?

Ripplewood is a highly respected private equity firm with global scope and depth to its interests. With $10 billion in controlled assets, Ripplewood invests in sectors as diverse as automotive, manufacturing, financial services and entertainment. Its portfolio includes Time Life, the former Time Inc. property that is involved in the direct marketing of music, video, books and educational software. It also owns WRC Media, which publishes Weekly Reader magazine, The World Almanac and Book of Facts, the Funk & Wagnalls Encyclopedia and The World Almanac for Kids. Its CompassLearning unit delivers research-based assessments, school curriculum and data management.

What does this mean for RDA?

•	Obviously, this is a momentous step, but it does not fundamentally change what we are trying to accomplish together. It does not change our long-term business goals, or what kind of company we are, or are striving to be. The goals, key projects and calls to action shared in our recent Town Hall remain in full force and effect – if anything, they now become even more significant.

•	If completed, this acquisition would change the company’s governance structure. In effect, RDA would return to its roots – as a private company. RDA was privately held for nearly 70 years, until 1990, its formative growth years.

•	Public or private, in either case RDA will have shareholders and a responsibility to provide a return on their investment. If you check the literature (try Google), you will find much written about going private. Advantages can include avoiding the cost and burden of compliance with disclosure and other regulations applicable only to public companies, and the ability to focus longer term, without quarter-to-quarter distractions.

When will the transaction be complete?

•	The transaction is expected to close by the end of the first calendar quarter of 2007.

•	A key event for shareholders will be receiving a proxy statement that spells out the proposal in detail to give them the information in connection with the shareholders’ meeting.

•	The process is complete after shareholders vote on the proposal and the buyer has obtained its financing, and all legal and regulatory requirements and other closing conditions have been satisfied. If all conditions are satisfied, the new owner buys the shares at the agreed-upon price.

What happens in the meantime?

•	Initially there will be a lag before a great deal of information is available. This can be a time of natural uncertainty, in which there are more questions than answers. It’s typical to have rumor and speculation during this time.

•	Meanwhile, the company will be assembling answers to the myriad obvious questions – about stock, benefits and others.

•	To avoid adding to speculation, the company will make sure it has definitive answers before disseminating information. Much information will only become available after the closing.

•	The company will be your best official source for information – when we can share it with you, we will share it with you.

What should we focus on now?

•	It is vital that we stay focused on our jobs and our goals, and that we all deliver on our budgets. Our strategy and all of our initiatives and targets remain unchanged.

•	Let’s remember that we continue to have customers to serve, and great products to publish and market.

•	Let’s avoid the temptation to engage in rumor or speculation, and stay focused on what we know and what we are responsible for, which is our work. We’re at a critical inflection point in the course of our business, and to succeed we need to continue the positive momentum.

Will this change be good for RDA?

•	We believe “yes.” Certainly, this turn of events means a great opportunity for the company and its employees. A very savvy private equity firm has looked at us closely and decided that RDA is the place to invest – and that it will grow. This is ultimately the best form of validation because they are backing their belief in us with their money and their reputation.

•	The intrinsic value of this company is its employees – and we believe that Ripplewood appreciates this as much as anyone. RDA is a global powerhouse because of you. It’s no small point that the acquisition is for the company, including employees, not just assets.

•	All of us have questions and a feeling of uncertainty – let’s acknowledge that.

•	But we’ve all been working hard to create a brighter future for RDA. Now, we see an exciting new pathway forward. Personally, I’m excited about the opportunity. I hope you will be too, and that you’ll join me in remaining patient, optimistic and fully committed.

Will this change affect my job or my benefits?

•	The intrinsic value of this company is its employees – and we believe that Ripplewood appreciates this as much as anyone. RDA is a global powerhouse because of you. It’s no small point that the acquisition is for the company, including employees, not just assets.

•	At this time, we can’t tell you what Ripplewood’s plans are for the company and its employees, because we don’t know. We believe that Ripplewood will be formulating those plans in consultation with RDA Management during the next few months while the transaction is pending and during the months following the closing of the transaction. We believe that Ripplewood recognizes how important the company’s employees are to achieving the company’s growth goals. We believe that it will be in Ripplewood’s best interests to maintain compensation and benefits at a sufficient level to retain the employees that are essential to achieving those goals.

FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against The Reader’s Digest Association, Inc. and others following the announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the merger, including the receipt of shareholder approval and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (4) the failure to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (6) other factors described in The Reader’s Digest Association, Inc.’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K. Many of the factors that will determine the outcome of the subject matter of this communication are beyond The Reader’s Digest Association, Inc.’s ability to control or predict. The Reader’s Digest Association, Inc. undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed merger, The Reader’s Digest Association, Inc. will file a proxy statement with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement when it becomes available, because it will contain important information about the merger and the parties thereto. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by The Reader’s Digest Association, Inc. at the Securities and Exchange Commission’s web site at www.sec.gov. The proxy statement and such other documents may also be obtained for free from The Reader’s Digest Association, Inc. by directing such request to Dawn LaMorte at (914) 244-5218.

The Reader’s Digest Association, Inc. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of The Reader’s Digest Association, Inc.’s participants in the solicitation, which may be different than those of The Reader’s Digest Association, Inc. shareholders generally, is set forth in The Reader’s Digest Association, Inc.’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement related to the merger when it becomes available.